June 1, 2010

Dear G REIT Liquidating Trust Beneficiary:

I write in regards to your beneficial interest in G REIT Liquidating Trust. As disclosed in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 6, 2010, we sold the Pacific Place property to an unaffiliated third party for a sales price of $5,300,000 on May 3, 2010. Our net cash proceeds from the sale were $5,088,000, after payment of closing costs and other transaction expenses.

As a result of the sale of the Pacific Place property, the board of trustees has approved a distribution in the amount of $4,000,000, or $0.09 per unit, which is comprised of your quarterly liquidating distribution for the second quarter of 2010 of $865,000 and an additional special liquidating distribution of $3,135,000. Your distribution payment will be forthcoming within the next few days. The remaining, undistributed proceeds from the sale of the Pacific Place property of $1,088,000 will be retained by the Trust and used, in part, to fund capital and tenant improvements for another property, Sutter Square, and to pay the costs of operating the Trust over the next twelve months, while maintaining an appropriate level of cash reserves. Any portion of the undistributed proceeds not used will be distributed to investors in the future.

With the sale of the Pacific Place property, G REIT Liquidating Trust has three remaining real estate investments: a 100 percent interest in Sutter Square, located in Sacramento, California; a 78.5 percent interest in Western Place I & II, located in Fort Worth, Texas; and a 30 percent interest in Congress Center, located in Chicago, Illinois. We continue our efforts to maintain the value of these properties through aggressive leasing efforts and to market these properties for sale in order to complete our plan of liquidation.

Our remaining portfolio does not generate adequate cash flow to support the payment of quarterly liquidating distributions. Prospectively, liquidating distributions will be paid to investors upon the sale of our three remaining assets, or as the board of trustees otherwise deems appropriate.

Below is an investment summary that details the distributions G REIT Liquidating Trust has paid to its investors prior to liquidation and in liquidation, as well as an estimate of future aggregate distributions we anticipate paying to investors. Since every investor had a different investment date, we are presenting this information assuming an investment date of April 1, 2004. Your distributions would vary based on your investment date.

Total Regular Distributions Paid Prior to Liquidation	$ 1.50
Total Distributions Paid in Liquidation (including the $4 million discussed in this letter)	$ 9.07
Estimated Future Aggregate Liquidating Distributions	$ 0.81*

Total Estimated Distributions (per unit or share)	$ 11.38*

*Estimated future aggregate liquidating distributions and total estimated distributions are based upon estimated net proceeds from the sale of our remaining assets, the estimated timing of such sales, amounts required to settle known liabilities, the levels of reserves deemed necessary or appropriate for known and unknown liabilities, and other considerations. Because the estimate of additional cash distributions is based on various assumptions and projections, there can be no assurance that the actual amount of distributions will not differ materially from our estimate.

Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Sincerely,

Andrea R. Biller, Authorized Representative
G REIT Liquidating Trust

FORWARD-LOOKING STATEMENTS:
This letter contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to G REIT Liquidating Trust being able to maintain value at its properties, dispose of its remaining properties and complete the plan of liquidation, and its ability to pay future cash distributions to its beneficiaries and the estimated amounts of such future cash distributions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to successfully market for sale our three remaining properties, generate proceeds from the sale of our properties to pay cash distributions to our beneficiaries, the effect of the economic recession on commercial real estate, the effect of the constrained credit market on potential buyers of our properties and other risk factors as outlined in G REIT, Inc.’s plan of liquidation contained within its definitive proxy statement filed January 13, 2006, and as further detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this letter speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.